Exhibit 10.6

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

GARENA INTERACTIVE HOLDING LIMITED

CONVERTIBLE PROMISSORY NOTE

US$230,000,000

January 31, 2017

FOR VALUE RECEIVED, GARENA INTERACTIVE HOLDING LIMITED, a Cayman Islands company limited by shares with its registered address at the offices of P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), promises to pay to HH RSV-XVI Holdings Limited, a Cayman Islands company with its registered office at 89 Nexus Way, Camana Bay, PO Box 31106, Grand Cayman KY-1205, Cayman Islands, or its successor or permitted assigns (“Investor”), in lawful money of the United States of America the principal sum of Two Hundred and Thirty Million U.S. Dollars (US$230,000,000) (the “Principal Amount”), together with interest from the date of this Convertible Promissory Note (this “Note”) as set forth below.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.	Payments.

(a) Interest. Subject to Section 3, for the period commencing on the date of this Note and until the Interest Payment Date, interest shall accrue on the outstanding unconverted and unpaid Principal Amount at 5% per annum and shall be compounded annually. “Interest Payment Date” means the first to occur of (i) the Maturity Date or, if the Investor elects to effect a 45-Day Extension pursuant to Section 1(d)(ii), the third anniversary of the date hereof (the “Third Anniversary”), (ii) the last day of the Lockup Period related to a Qualified IPO, (iii) the date of any conversion of this Note in full pursuant to the terms hereof, and (iv) the date of any other repayment or redemption of this Note in full in accordance with the terms hereof.

Interest with respect to any partial year shall be computed on the basis of a 360-day year comprised of 30-day months (or in the case of a partial month, the actual number of days elapsed therein).

(b) Payment Schedule. Subject to the rights of Investor in Section 3, unless otherwise converted, redeemed or repaid pursuant to the terms of this Note, the full outstanding and unpaid Principal Amount shall be repaid in full by the Company on the Maturity Date. Any accrued and unpaid interest on the Note is due and payable by the Company in cash on the Interest Payment Date, except that in case the Investor elects to effect a 2-Year Extension, the Company shall pay (i) all of the accrued and unpaid interest on this Note up to the Third Anniversary in cash on the Third Anniversary, and (ii) all accrued and unpaid interest for the period after the Third Anniversary on the applicable Interest Payment Date.

(c)	Prepayment.

(i)	If no initial public offering of the Voting Ordinary Shares or American depositary shares or other similar securities representing Voting Ordinary Shares (“ADSs”) (such initial public offering, the “IPO”) has occurred, on the (x) 18-month anniversary of the date hereof or (y) if the Investor elects to effect a 2-Year Extension pursuant to Section 1(d)(i), the 18-month anniversary of the Third Anniversary ((x) or (y), the “Optional Prepayment Date”), the Company may at its option, by delivery of a written notice (a “Optional Prepayment Notice”) to Investor no more than fifteen (15) Business Days, and no less than five (5) Business Days, prior to the Optional Prepayment Date, repay in cash the then outstanding unconverted and unpaid Principal Amount on the Optional Prepayment Date in whole only in an amount that equals the outstanding Principal Amount multiplied by 1.31, plus interest accrued and unpaid on this Note up to the Optional Prepayment Date pursuant to Sections 1(a) and 1(b) (the “Optional Prepayment”).

(ii)	The Investor may require the Company to repay the Note in connection with a Change of Control pursuant to Section 5.

(iii)	Except as set forth under Sections 1(c)(i) and 1(c)(ii) above, the Company may fully or partly prepay this Note only with the prior written consent of Investor, with such prepayment allocated to apply first to the then unpaid and accrued interest, and the remaining amount, if any, applied to the then outstanding and unpaid Principal Amount.

(d) Extensions. If no IPO Closing Date has occurred on or prior to the Third Anniversary, the Investor may at its option, in lieu of a full repayment on the Third Anniversary pursuant to Section 1(b) or a full conversion on the Third Anniversary pursuant to Section 4(a)(iii), by delivery of a written notice to the Company no less than five (5) Business Days prior to the Third Anniversary, elect to extend the term of this Note with respect to all but not less than all of the then-outstanding Principal Amount to either (i) the fifth (5th) anniversary of the date hereof (a “2-Year Extension”), or (ii) if an IPO Commencement Date has occurred prior to the Third Anniversary, to the 45th day following the Third Anniversary (a “45-Day Extension”); provided that, for the avoidance of doubt, subject to Section 3, in the event the Investor elects to effect a 45-Day Extension, no interest shall accrue on any part of the Note following the Third Anniversary. For the avoidance of doubt, the Investor shall not have any other right to extend the term of this Note, change the Maturity Date or reinvest the Principal Amount (or any portion thereof) other than to effect a 2-Year Extension or a 45-Day Extension pursuant to this Section 1(d).

(e) Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day, and interest shall accrue during such extension. Investor shall notify the Company in writing no less than five (5) Business Days prior to any scheduled or agreed payment under this Note of the details of the account of Investor to which such payment shall be made, though the failure to provide such information on a timely basis will not relieve the Company’s obligation to make such payment under this Note (to the extent such obligation remains outstanding) promptly upon receipt of such information.

2.	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay to the Investor when due any Principal Amount or any interest payment or other cash payment required under Section 4(c)(vi) of this Note, and such failure shall not have been cured within three (3)days after the due date; or

(b) Breaches of Covenants. The Company shall fail to observe or perform in any material respect any of the covenants, obligations, conditions or agreements contained in Sections 4, 5, 8(a), 8(c), 8(d) and 8(e) of this Note and such failure shall continue for thirty (30) days after the Company’s receipt of written notice from the Investor of such failure; or

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Company, or any of its Significant Subsidiaries, or any group of subsidiaries of the Company that together would constitute a Significant Subsidiary, shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or substantially all of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its creditors, (iv) be dissolved or liquidated, or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other bankruptcy proceeding commenced against it, in the case of each of (i) through (v), other than in connection with a solvent dissolution, liquidation, reorganization or similar corporate proceedings; or

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its Significant Subsidiaries or any group of subsidiaries that together would constitute a Significant Subsidiary or of all or substantially all of the Company’s property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, any of its Significant Subsidiaries or any group of subsidiaries that together would constitute a Significant Subsidiary or its or their debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be stayed, dismissed or discharged within sixty (60) days of commencement; or

(e) Cross Default. Any default by the Company or any Significant Subsidiary with respect to any mortgage, agreement or other instrument under which there is outstanding, or by which there is secured or evidenced, any indebtedness for borrowed money incurred or guaranteed by the Company and/or any such Significant Subsidiary in excess of US$50 million (or the foreign currency equivalent thereof) in the aggregate, whether such indebtedness now exists or shall hereafter be created, (A) resulting in such indebtedness becoming or being declared due and payable before its maturity or (B) constituting a failure to pay such indebtedness when due and payable, whether at its stated maturity, upon required repurchase, upon acceleration or otherwise, in each case in accordance with such mortgage, agreement or instrument; or

(f) Adverse Judgment. A final judgment for the payment of US$50 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) is rendered against the Company or any Significant Subsidiary, which judgment is not paid, bonded or otherwise discharged or stayed within sixty (60) days after the earlier of (i) the date on which the right to appeal thereof has expired if no such appeal has commenced and (ii) the date on which all rights to appeal have been extinguished.

3.	Rights of Investor upon an Event of Default.

(a) Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(c) or 2(d)) and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding and unconverted and unpaid Principal Amount and accrued and unpaid interest payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(c) or 2(d), immediately and without notice, all outstanding and unconverted and unpaid Principal Amount and accrued and unpaid interest payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

(b) In the case of an Event of Default under Section 2(a), during the period when such Event of Default is continuing and not cured, in lieu of (and not in addition to) the interest rate described in Section 1(a), interest shall accrue at 20% per annum on any such undisputed Principal Amount or interest (or portion thereof) that remains overdue.

(c) Upon the occurrence and during the continuance of any Event of Default, Investor may also exercise any other right, power or remedy granted to it by law, either by suit in equity or by action at law, or both.

4.	Conversion.

(a) Optional Conversion. The Principal Amount (but not any accrued and unpaid interest) may be converted into fully paid and non-assessable Voting Ordinary Shares (“Conversion Shares”), at the then-effective Conversion Price, at Investor’s option:

(i)	in whole or in part (provided that in each partial conversion a minimum of US$115,000,000 in Principal Amount of this Note is so converted), on any day (the “Post-IPO Conversion Date”) following the date of closing of the IPO (such date of closing, the “IPO Closing Date”) and up to the Maturity Date;

(ii)	provided that no IPO has occurred, in whole or in part (provided that in each partial conversion a minimum of US$115,000,000 in Principal Amount of this Note is so converted), on the date of closing of the first Change of Control (the “CoC Closing Date”) to occur following the date hereof and prior to the Maturity Date; and

(iii)	provided that no IPO has occurred, in whole but not in part, on the Maturity Date.

(b)	Conversion Price. The “Conversion Price” shall be equal to:

(i)	In case of any conversion prior to the IPO Closing Date pursuant to Section 4(a)(ii) or Section 4(a)(iii), a price per Conversion Share of US$148.07, as may be adjusted after the date hereof and prior to the IPO Closing Date in accordance with Exhibit B; or

(ii)	In case of any conversion after the IPO Closing Date pursuant to Section 4(a)(i), a price per Conversion Share equal to:

P/(1+20%)T

Where,

P = per share price of the Company’s Voting Ordinary Shares offered to the public in the IPO (or the price per Voting Ordinary Share derived proportionately from the price per ADS offered to the public in the IPO), and

T = (x) if the Post-IPO Conversion Date is on or prior to the Third Anniversary, the number of years between the date hereof and IPO Pricing Date, or (y) if the Post-IPO Conversion Date is after the Third Anniversary, the number of years between the Third Anniversary and the IPO Pricing Date; provided that if the Investor has effected a 45-Day Extension, T shall be equal to three (3). Any partial year is calculated on the basis of a 360-day year and the actual number of days elapsed, as may be adjusted after the closing of the IPO and up to the Maturity Date in accordance with Sections 1 and 2 of Exhibit B.

(c)	Conversion Procedure.

(i)	The Company will notify Investor in writing (a “CoC Notice”) at least thirty-five (35) Business Days before the closing of a proposed Change of Control (if possible, or otherwise as soon as reasonably possible). Upon delivery of the CoC Notice by the Company, to exercise its conversion rights under Section 4(a)(ii) in connection with the Change of Control, Investor shall give written notice to the Company of the irrevocable election, subject to the closing of the proposed Change of Control related to such CoC Notice, to convert all or a portion of the Note pursuant to Section 4(a)(ii), substantially in the form attached as Exhibit A hereto (a “Conversion Notice”) within five (5) Business Days of the Company’s delivery of a CoC Notice and contingent upon such closing completing without material deviation from the terms provided in the CoC Notice (such conversion in connection with a Change of Control, a “CoC Conversion”). In order to be effective under this Note, a CoC Notice must contain the material terms of the proposed Change of Control, including, without limitation: (1) the material structure of the Change of Control and (2) the proposed closing date of the Change of Control.

(ii)	To exercise its right to effect a conversion under Section 4(a)(i) or Section 4(a)(iii) above, Investor shall give a Conversion Notice to the Company of the irrevocable election to convert the Note pursuant to Section 4(a)(i) or Section 4(a)(iii) at least five (5) Business Days before the Post-IPO Conversion Date or the Maturity Date, as applicable.

(iii)	In connection with any conversion pursuant to Section 4(a), as soon as reasonably practicable following the delivery by Investor of a Conversion Notice, Investor shall surrender to the Company this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby Investor agrees to indemnify the Company from any loss incurred by it in connection with such loss or destruction of this Note).

(iv)	Promptly following such surrender of the Note and delivery of the Conversion Notice to the Company, (A) the Company shall update its register of members to record the number of Conversion Shares to which Investor shall be entitled upon such conversion, issued as fully paid to Investor and deliver to Investor a certified true copy of such updated register of members, (B) the Company shall issue and deliver to Investor a certificate or certificates for the Conversion Shares, and a check payable to Investor for any cash amounts payable as described in Section 4(c)(vi), (C) execute and deliver to the Investor a new note (consistent in all respects with this Note other than with respect to principal amount) in the aggregate principal amount equal to any remaining unconverted and unpaid portion of the Principal Amount, and (D) prior to the IPO and provided that the Investor Rights Agreement has not been terminated in accordance with its terms prior to the issuance of the Conversion Shares, the Company shall use its reasonable best efforts to cause the other parties to the relevant Transaction Documents to, amend the Transaction Documents to the extent necessary to reflect Investor’s holding of the Conversion Shares such that Investor and Conversion Shares held by Investor shall have the same rights, subject to the same thresholds and conditions (which rights, for the avoidance of doubt, shall not include any veto or consent rights or board representation rights) and be subject to the same restrictions (including, without limitation, any transfer restrictions) and obligations as (x) those applicable to General Atlantic (as defined in the Transaction Documents) and (y) those applicable to Ordinary Shares of the Company held by General Atlantic under the Transaction Documents, and any applicable securities laws. The Investor shall upon request execute and deliver documents or instruments as may be reasonably requested by the Company joining Investor to the Investor Rights Agreement amended and restated in accordance with the preceding sentence.

(v)	Any CoC Conversion shall be deemed to have been made immediately before the closing of the Change of Control. Any other conversion of this Note pursuant to Section 4(a) shall be deemed to have been made on the Post-IPO Conversion Date or Maturity Date, as applicable, and on and after such date the Persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder of such shares.

(vi)	No fractional shares or securities shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable Conversion Price in such conversion, by the fraction of a share or such other security not issued pursuant to the previous sentence.

(d) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of this Note such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of the entire outstanding Principal Amount of this Note, without limitation of such other remedies as shall be available to the holder of this Note, Company will use its reasonable best efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(e) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price, the manner of calculation of such adjusted Conversion Price and the date on which such adjustment becomes effective, and shall promptly send such notice to the Investor.

5. Change of Control. Upon the deliver by the Company of a CoC Notice, in connection with the related Change of Control, with respect to the then outstanding unconverted and unpaid Principal Amount of the Note, the Investor may elect to:

(a) by delivery of a Conversion Notice pursuant to Section 4(c), convert such outstanding unconverted and unpaid Principal Amount in whole or in part pursuant to Section 4(a)(i) or Section 4(a)(ii) immediately prior to and conditioned on the closing of the Change of Control;

(b) by delivery of a written notice to the Company no more than five (5) Business Days following the delivery of the CoC Notice, require the Company to repay in cash the entire remaining outstanding unconverted and unpaid Principal Amount (which shall not include, for the avoidance of doubt, any portion of the Principal Amount converted pursuant to Section 5(a) above) in full on the date of closing of such Change of Control in an amount that equals such remaining outstanding Principal Amount (in the case of each of (a) and (b) above, for the avoidance of doubt, the Company shall also repay, subject to the closing of the Change of Control, the accrued and unpaid interest on the Note, without duplication, in cash on the date of closing of the Change of Control pursuant to Sections 1(a) and 1(b)); or

(c) continue to hold this Note (or any remaining portion hereof) under the same terms hereunder after the closing of such Change of Control.

6. Discharge of Obligations. Upon the earlier of (i) the full conversion of this Note and the Company’s delivery of the required consideration in respect thereof pursuant to Section 4 and (ii) the full repayment of the outstanding and unpaid Principal Amount and any then-accrued and unpaid interest under this Note in accordance with the terms of this Note, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, without any further action of any party, whether or not the original of this Note has been delivered to the Company for cancellation.

7. “Market Stand-Off” Agreement. Investor hereby agrees that, if and to the extent requested by the lead underwriter(s) in connection with the IPO, Investor will enter into a lock-up or stand-off agreement under which Investor agrees not to sell or otherwise transfer or dispose of the Note and the Conversion Shares up to one hundred and eighty (180) days immediately following the IPO Closing Date (the “Lockup Period”). The Investor’s obligations under this Section 7 are subject to the conditions set forth in Section 3.12 of the Investor Rights Agreement, as applicable, mutatis mutandis.

8.	Protective Provisions.

(a) Indebtedness. Investor’s consent will be required for the Company to (i) incur any additional borrowing or issue any additional debt securities ranking pari passu with this Note in excess of US$400,000,000 in the aggregate in one or a series of related transactions, and (ii) incur any borrowing or issue any debt securities ranking senior to this Note, including any secured borrowing or debt securities.

(b) Information. The Company will deliver to Investor the documents and information set out in Sections 2.1(a) to 2.1(e) and Section 10.10 of the Investor Rights Agreement, and the Investor shall be entitled to the same information rights set out in the lead-in paragraph of Section 2.1 of the Investor Rights Agreement, subject to the same terms, conditions, restrictions and exceptions as set out in the Investor Rights Agreement and generally applicable to General Atlantic, in each case applied mutatis mutandis.

(c) Stay, Extension and Usury Laws. The Company covenants (to the extent it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Note; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Investor, but will suffer and permit the execution of every such power as though no such law had been enacted.

(d) Corporate Existence; Assumption of Obligations by Successor Company. In connection with any Reorganization or upon Investor’s election under Section 5(c) relating to a Change of Control, the Company shall (i) do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, or (ii) make adequate provisions such that the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall expressly assume, by a duly executed amendment delivered to the Investor and reasonably satisfactory in form to the Investor, all of the obligations of the Company under this Note, and upon such assumption, such Successor Company shall succeed to and, except in the case of a lease of all or substantially all of the Company’s properties and assets, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part. Such Successor Company thereupon may cause the Note to be signed and reissued in its own name, with such changes in phraseology and form (but not in substance) as may be appropriate. The Note as so re-issued shall in all respects have the same benefit as though it had been issued at the date of the execution hereof. In the event of any such Reorganization or election relating to a Change of Control to which the foregoing clause (ii) is applicable, upon compliance with the foregoing clause (ii) the Person named as the “Company” in the first paragraph of this Note (or any successor that shall thereafter have become such in the manner prescribed in this Section) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of this Note and from its obligations under this Note.

(e) Preemptive Rights. The Company shall not sell or issue any Offered Securities unless the Company first submits written notice to the Investor identifying the terms of the proposed issuance or sale simultaneously with and identical to the notice submitted to each Preferred Holder pursuant to Section 4.1(a) of the Investor Rights Agreement. If the Preferred Holders, collectively, fail to exercise the pre-emptive right to purchase 100% of their Pro Rata Allotments pursuant to Sections 4.1(a) and 4.1(b) of the Investor Rights Agreement (any portion of the Preferred Holders’ Pro Rata Allotments not so purchased, the “Remaining Pre-emptive Portion”), the Company shall deliver a further written notice (the “Investor Over-allotment Notice”) to the Investor within five (5) days following (1) the expiration of the twenty (20) day period set forth under Sections 4.1(b)(i) and 4.1(b)(ii) of the Investor Rights Agreement or (2) the expiration of the ten (10) day period set forth under Sections 4.1(b)(iii) and 4.1(b)(iv), setting out the number of Offered Securities constituting the Remaining Pre-emptive Portion, and the Investor shall have the right to purchase all or a portion of such Remaining Pre-emptive Portion on the same terms and conditions as specified in the Pre-Emptive Rights Notice (other than as to the date of expiry of such offer) by delivering a written notice (the “Investor Over-allotment Exercise Notice”) to the Company within ten (10) days of the delivery of the Investor Over-allotment Notice. Failure of the Investor to provide an Investor Over-allotment Exercise Notice within such ten (10) day period shall be deemed to constitute a notification to the Company of the Investor’s decision not to exercise the overallotment right under this Section 8(e) to purchase any portion of the Remaining Pre-emptive Portion. If any Offered Securities are not purchased pursuant to Sections 4.1(a) and 4.1(b) of the Investor Rights Agreement and this Section 8(e), the remaining Offered Securities may be sold by the Company to other third parties, but only on terms and conditions not more favorable than those set forth in the Pre-emptive Rights Notice, at any time within one hundred and twenty (120) days following (x) the expiration of the twenty (20) day period set forth under Sections 4.1(b)(i) and 4.1(b)(ii) of the Investor Rights Agreement, or (y) the expiration of the ten (10) day period set forth under Sections 4.1(b)(iii) and 4.1(b)(iv) of the Investor Rights Agreement, or (z) the expiration of the ten (10) day period set forth in the preceding sentence of this Section 8(e), whichever is the latest.

Except as specifically and otherwise set out under this Section 8(e), the Investor’s rights and the Company’s obligations under this Section 8(e) shall be subject to applicable law and the same terms, conditions, restrictions and exceptions contained in the Transaction Documents and applicable to the Preferred Holders’ right and the Company’s obligations under Section 4 of the Investor Rights Agreement, mutatis mutandis. Capitalized terms used in this Section 8(e) but not defined herein have the meanings given to them in the Investor Rights Agreement.

(f) Notice to Investor Prior to Certain Actions. In case of: (x) any action by the Company that would require an adjustment to the Conversion Price pursuant to the terms hereof; (y) a Change of Control or Reorganization; or (z) voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Note) and to the extent applicable, the Company shall send to the Investor, a notice stating the date on which a record is to be taken for the purpose of such action by the Company or, if a record is not to be taken, the date as of which the holders of Ordinary Shares or ADSs of record are to be determined for the purposes of such action by the Company no later than the earlier of (1) the date notice of such date is required to be provided under applicable law or applicable rules of any stock exchange the Ordinary Shares or ADSs are listed on at such time and (2) such date is publicly announced by the Company. In addition, the Company shall notify the Investor of any IPO Commencement Date within two (2) Business Days of such date.

(g) Tax Matters. The Company has not made, nor will it without the prior writer consent of Investor make, any election to be treated as other than a corporation for all U.S. federal and applicable state and local income tax purposes. The Company shall use commercially reasonable efforts to avoid classification as a “passive foreign investment company” (a “PFIC”) as defined in Section 1297 of the U.S. Internal Revenue of Code of 1986, as amended (the “Code”) for the current and any future taxable year. Within ninety (90) days from the end of each taxable year of the Company beginning with the tax year in which this Note is issued, including, for the avoidance of doubt, taxable years prior to, including and after any conversion pursuant to Section 4 hereof, the Company shall determine, in consultation with a reputable accounting or law firm, whether it was a PFIC in such taxable year. If it is determined that the Company was a PFIC in such taxable year (or if a governmental authority informs the Company that it has so determined), the Company shall, within ninety (90) days from the end of such taxable year, inform Investor of such determination and shall provide or cause to be provided such information as Investor may reasonably request to enable Investor (or its direct or indirect owners) to elect to treat the Company as a “qualified electing fund” (within the meaning of Section 1295 of the Code), and shall provide to Investor a complete and accurate “PFIC Annual Information Statement” for the Company as described in Section 1.1295-1(g)(1) of the U.S. Treasury Regulations.

(h) Use of Name. Subject to Section 11(c) hereof, without the prior written consent of the Investor, the Company shall not use, publish, reproduce, or refer to the name of the Investor, its Affiliates and/or controlling persons, or the name “Hillhouse,” “ ,” “Gaoling,” “Lei Zhang” or any similar name, trademark or logo in any discussion, documents or materials, including without limitation for marketing or other purposes, other than in discussions with the Investor, its Affiliates and its and their respective advisors and representatives in connection with this Note.

(i) Termination. The provisions of Sections 8(a), 8(b), 8(e) and 8(g) shall terminate and be of no further force and effect upon the closing of an IPO.

9.	Representations and Warranties.

(I) Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investor as of the date hereof as follows:

(a) Organization and Qualification. The Company is a company duly organized and validly existing under the laws of the Cayman Islands. The Company has the requisite corporate power to carry on its business as now conducted.

(b) Capitalization. The Company has provided to Investor the fully-diluted capitalization of the Company containing a list of all outstanding shareholders of the Company as of the date hereof and immediately following the issuance of this Note (the “Capitalization Tables”). Except as set forth in the Capitalization Tables, in the Option Plan or in the Transaction Documents, there are no outstanding preemptive rights, options, warrants, notes, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any ordinary or preferred shares, or any securities convertible into or exchangeable or exercisable for ordinary or preferred shares.

(c) Authorization. All corporate action on the part of the Company, its directors and its shareholders necessary for the authorization of this Note and the delivery and performance of all obligations of the Company hereunder, including the reservation of the Ordinary Shares issuable upon conversion of the Notes has been taken or will be taken prior to the issuance of such Conversion Shares. This Note constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, general equitable principles and federal and state securities laws. The Conversion Shares, when issued in compliance with the provisions hereof will be validly issued, fully paid and non-assessable and free of any liens or encumbrances.

(d) Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the issuance of this Note and the Conversion Shares or the consummation of any other transaction contemplated hereby have been obtained or will be effective at such time as required by applicable law.

(e) Compliance with Other Instruments. Other than authorizations, approvals, consents and waivers that have been obtained prior to the date hereof, the issuance of this Note and the Conversion Shares will not (i) result in any violation of or be in conflict with, or constitute, with or without the passage of time and giving of notice, a default under, any provision, instrument, judgment, decree, order or writ binding on the Company, (ii) result in the creation of any lien, charge or encumbrance upon any assets of the Company, or (iii) result in the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval required by the Company, its business or operations or any of its assets or properties, in the case of each of (i) through (iii), except as would not materially and adversely affect the rights of the Investor or the Company’s ability to perform its obligations hereunder. The issuance of this Note and the subsequent issuance of the Conversion Shares (if any) are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

(f) Financial Statements. The Company has delivered to the Investor the audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2015, and statements of income and cash flows for the year then ended (the “Audited Financials”), and unaudited balance sheet as of September 30, 2016 and statements of income and cash flows for the nine-month period then ended (the “Unaudited Financials” and, together with the Audited Financials, the “Financial Statements”). The Audited Financials were prepared in conformity with IFRS consistently applied, are consistent in all material respects with the books and records of the Company and fairly present in all material respects (except as may be indicated in the notes thereto) the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows of the Company and its subsidiaries for the periods shown therein. The Unaudited Financials were prepared in all material respects in conformity with IFRS consistently applied, having regard to the purpose for which they were created, are consistent in all material respects with the books and records of the Company, and fairly present in all material respects (except as may be indicated in the notes thereto) the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows of the Company and its subsidiaries for the periods shown therein (subject to the absence of footnotes and normal year-end adjustments in the case of the unaudited statements). None of the Company and its subsidiaries have any material liabilities of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, that are required to be set forth in the Financial Statements pursuant to IFRS, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities provided for in the Financial Statements, or otherwise incurred in the ordinary course since September 30, 2016.

(g) Compliance with Law. Each of the Company and its subsidiaries have conducted its business in accordance with applicable laws and regulations in all material respects, including (a) the U.S. Foreign Corrupt Practices Act of 1977, any rules or regulations under this law, or any other applicable anti-corruption or anti-kickback law or regulation and (b) the economic sanctions administered by the U.S. Office of Foreign Assets Control.

(II) Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company as of the date hereof as follows:

(a) Organization and Qualification. The Investor is a company duly organized and validly existing under the laws of the Cayman Islands. The Investor has the requisite corporate power to carry on its business as now conducted.

(b) Authorization. All corporate action on the part of the Investor, its directors and its shareholders necessary for the authorization of this Note and the delivery and performance of all obligations of the Investor hereunder has been taken. This Note constitutes a valid and binding obligation of the Investor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and general equitable principles.

(c) Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Investor in connection with the issuance, execution and performance of this Note or the consummation of any other transaction contemplated hereby have been obtained or will be effective at such time as required by applicable law.

(d) Compliance with Other Instruments. The Investors’ execution and delivery of this Note and the performance by the Investors of its obligations hereunder will not (i) result in any violation of or be in conflict with, or constitute, with or without the passage of time and giving of notice, a default under, any provision, instrument, judgment, decree, order or writ binding on the Investor or its Affiliates, (ii) result in the creation of any lien, charge or encumbrance upon any assets of the Investor or its Affiliates, or (iii) result in the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval required by the Investor, its Affiliates and their business or operations or any of their assets or properties, in the case of each of (i) through (iii), except as would not materially and adversely affect the rights of the Company or the Investor’s ability to perform its obligations hereunder.

(e) Investigation; Economic Risk. The Investor is able to fend for itself in the transactions contemplated by this Note and has the ability to bear the economic risks of its investment in this Note, the Conversion Shares and the Reference Property.

(f) Purchase for Own Account. The Investor is, or will be, acquiring this Note, the Conversion Shares and the Reference Property for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. By executing this Note, the Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or any third person, with respect to any such securities, assets or property.

(g) Investment Experience. The Investor has experience in evaluating and investing in transactions of securities in companies and has such knowledge and experience in financial and business matters.

10.	Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. In relation to the Investor, the term “Affiliate” shall include all investment funds, vehicles or accounts managed or advised by Hillhouse Capital Management, Ltd. (“Hillhouse Capital”) or any of its Affiliates pursuant to investment management or advisory agreements, but shall not include any portfolio company (as such term is commonly understood) of any of the foregoing or any Person that competes (or whose Affiliates compete) with any member of the Group in any line of business or any geographic area.

“Business Day” shall mean a day (other than Saturdays, Sundays or statutory holidays) on which banks generally are open to the public for business in Hong Kong, Singapore and the United States of America.

“Control” shall mean, with respect to any Person, having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities or by contract, and such ability shall also be deemed to exist when any Person or “group” (as that term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended) attains a level of ownership of more than 50% of the voting securities on a fully-diluted and as-converted basis, or the economic rights and benefits, of such Person; and “Controlled” shall be construed accordingly.

“Change of Control” shall mean (i) any merger or consolidation, scheme of arrangement or other similar transaction (including, without limitation, an acquisition of the Company by way of a share acquisition), of the Company or any of its subsidiaries with or into another entity outside the Group, where such merger or consolidation, scheme of arrangement or other similar transaction (including, without limitation, an acquisition of the Company by way of a share acquisition), results in a change of Control of the Company, (ii) the sale, license or lease of all or substantially all of the Company’s and its subsidiaries’ assets in one transaction or a series of related transactions, or (iii) the sale (or exclusive license) of all or substantially all of the Company’s intellectual property, provided that, for purposes of this Note, any internal restructuring of the Group, the IPO and any restructuring in connection with the IPO (each an “Internal Restructuring”) shall not be deemed a Change of Control.

“Group” shall mean, collectively, the Company, its subsidiaries and any other Person (excluding any natural person) Controlled by the Company.

“IFRS” means the international financial reporting standards promulgated by the International Accounting Standards Board from time to time, which include International Accounting Standards and their interpretations.

“IPO Commencement Date” shall mean the date on which the Company first files publicly any preliminary registration statement, prospectus or other similar document with any applicable securities regulator or stock exchange in connection with an IPO.

“IPO Pricing Date” shall mean, with respect to an IPO, the date on which the public offering price in such IPO is determined by the Company and the underwriters prior to the closing of such IPO.

“Maturity Date” shall mean the Third Anniversary; provided that (a) if the Investor elects to effect a 2-Year Extension pursuant to Section 1(d)(i), the “Maturity Date” shall be the fifth anniversary of the date hereof, or (b) if the Investor elects to effect a 45-Day Extension pursuant to Section 1(d)(ii), the “Maturity Date” shall be the 45th day following the Third Anniversary.

“Option Plan” shall mean the share incentive plan established by the Company on September 30, 2009, as amended.

“Ordinary Shares” shall mean the ordinary shares in the share capital of the Company, with a par value of US$0.005 each, with the rights and privileges as set forth in the Articles.

“Person” shall mean any corporation, company, partnership, firm, limited liability company, other business organization, entity, government, state or agency of state or any joint venture, association, works council or employee representative body (whether or not having separate legal personality) and any individual.

“Qualified IPO” means an IPO which generates gross offering proceeds to the Company of at least US$250,000,000.

“Significant Subsidiary” shall mean any subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the United States Securities Exchange Act of 1934, as amended, as in effect on the date of this Note.

“Transaction Documents” shall mean, collectively, (i) the Fourth Amended and Restated Investors’ Rights Agreement, dated August 19, 2016, by and among the Company, Investor and other parties named therein, as may be amended or restated from time to time (the “Investor Rights Agreement”), and (ii) the Sixth Amended and Restated Memorandum and Articles of Association of the Company, which became effective as of August 19, 2016, each as may be amended or restated from time to time (the “Articles”).

“Voting Ordinary Shares” shall mean the voting Ordinary Shares of the Company carrying one vote per share as set forth in the Articles.

11.	Miscellaneous.

(a) Successors and Assigns. Subject to the restrictions on transfer described in this Section 11(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and permitted transferees of the parties. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned or transferred, by operation of law or otherwise, in whole or in part, by the Company or Investor without the prior written consent of the other party; provided that, (i) the Investor or any of its direct or indirect permitted transferees under this Section 11(a)(i) may assign its rights and interests (together with the related obligations) in connection with a transfer of this Note in whole or in part to an Affiliate of the Investor managed or advised by Hillhouse Capital pursuant to investment management or advisory agreements (provided that there shall be no more than four (4) transfers pursuant to this Section 11(a)(i) in the aggregate) (each, a “Permitted Transfer”); provided, however, that (A) the Company is given a written notice at the time of each Permitted Transfer stating the name and address of the transferee and identifying the amount of the Note being transferred; and (B) any such transferee shall receive such rights and interests, subject to all the terms and conditions of this Note, including the provisions of this Section 11, and agree to abide by this Note by executing a joinder agreement substantially in the form of Exhibit C hereto, and (ii) for purposes of this Note, a Change of Control shall not be deemed to be an assignment or transfer and shall not be subject to this Section 11(a), and following such Change of Control, the rights and obligations of the Company shall be binding upon and benefit the successor of the Company or such other surviving or resulting entity of such Change of Control. Any permitted transferee of Investor shall be subject to all the terms and conditions of this Note and such transferee shall agree to abide by the terms of this Note by executing a joinder agreement substantially in the form of Exhibit C hereto. At any time that the Investor elects to transfer less than all of this Note in accordance with this Section 11, upon written notice to the Company, the Company will (x) issue a new note (consistent in all respects with this Note other than with respect to principal amount) to the transferee in the aggregate principal amount equal to such portion of this Note that the Investor requests to be transferred to the transferee and (y) will issue a new note (consistent in all respects with this Note other than with respect to principal amount) to the Investor in the aggregate principal amount equal to such portion of the Note not transferred to the transferee.

(b) Waiver and Amendment. This Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any provision of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Investor. No delay or omission on the part of either party hereto in exercising any right hereunder shall operate as a waiver of such right or of any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy in any future occasion.

(c)	Confidentiality.

(i) Disclosure of Terms. Each party hereto acknowledges that the terms and conditions of this Note, the Transaction Documents, and all exhibits, schedules, restatements and amendments hereto and thereto, including their existence and any negotiations in connection with them, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.

(ii) Permitted Disclosures. The confidentiality obligations set out in this Section 11(c) do not apply to:

(A)	information which was in the public domain or otherwise known to the relevant party before it was furnished to it by the other party or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this Section 11(c), or (ii) a breach of a confidentiality obligation by that party, where the breach was known to that party;

(B)	disclosure which is necessary in order to comply with any applicable law, the order of any competent court or authority, the requirements of a stock exchange, parliamentary body, governmental agency or to obtain tax or other clearances or consents from any relevant authority or in connection with responding to any request from any tax authority; or

(C)	disclosure by either party hereto to its Affiliates, and its and their employees, financial advisers, consultants, auditors, insurers and legal or other advisers and to their respective existing and potential investors.

(iii)	Announcements.

(A) No party shall make or authorize the making of any announcement concerning the existence or subject matter of this Note unless the other party shall have given their prior consent to such announcement (such consent not to be unreasonably withheld or delayed).

(B)	Section 11(c)(iii)(A) shall not apply to:

(1) any information which is required to be announced pursuant to any applicable laws or any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council); or

(2) any information which is required to be announced pursuant to any legal process issued by any court or tribunal of competent jurisdiction.

(d) Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without reference to its conflict of law principles.

(e)	Dispute Resolution.

(i) Arbitration. Any dispute arising out of or in connection with this Note, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section 11(e). There shall be three (3) arbitrators in the arbitration tribunal (the “Tribunal”). Investor and the Company shall each appoint one (1) arbitrator and the third (3rd) arbitrator, who shall act as presiding arbitrator of the Tribunal, shall be chosen by the two (2) arbitrators appointed by or on behalf of the parties. If he is not chosen by the two (2) arbitrators within thirty (30) days of the date of appointment of the later of the two (2) party-appointed arbitrators to be appointed, he shall be appointed by the President of the Court of Arbitration of the Singapore International Arbitration Centre. The language of the arbitration shall be English.

(ii) Arbitration Award. An award of the Tribunal shall be final and binding on the parties to the arbitration. Judgment may be entered on an award in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective attorney fees and expenses.

(f) Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be in writing and shall be conclusively deemed to have been duly given: (a) when hand delivered to a party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; (c) when sent by email at the time the email is sent (provided that a copy of the notice is sent by another method referred to in this Section 11(f) within one (1) Business Day of sending the email) or (d) three (3) Business Days after deposit with an internationally reputable delivery service provider, postage prepaid, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company:

Garena Interactive Holding Limited

1 Fusionopolis Place, #17-10, Galaxis,

Singapore 138522

Fax: +65 6270 8700

Attention: Mr. Li Xiaodong / Ms. Yanjun Wang

Email address: lif@garena.com / wangy@garena.com

To Investor:

89 Nexus Way, Camana Bay, PO Box 31106,

Grand Cayman KY-1205, Cayman Islands

Attention: Adam Hornung (General Counsel)

Facsimile No.: +852 2179-1978

Email: AHornung@hillhousecap.com

with copies (which will not constitute notice)

to each of the following:

1. Suite 1608

One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Adam Hornung (General Counsel)

Facsimile No.: +852 2179-1978

Email: AHornung@hillhousecap.com

2. Goodwin Procter LLP 28/F One Exchange Square 8 Connaught Place Central, Hong Kong Attention: Yash Rana Facsimile No.: +852 2801-5515 Email: YRana@goodwinlaw.com

A party may change or supplement the addresses and numbers given above, or designate additional addresses and numbers, for purposes of this Section 11(f) by giving the other parties written notice of the new address or number (as relevant) in the manner set forth above.

(g) Payment. Unless converted pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(h) Expenses. All costs and expenses incurred in connection with this Note shall be paid by the party incurring such cost or expense.

(i) Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

(Signature Page Follows)

Each party has caused this Note to be issued as of the date first written above.

THE COMPANY

GARENA INTERACTIVE HOLDING LIMITED a Cayman Islands company

By:	/s/ Li Xiaodong
Name: Li Xiaodong
Title: Chairman

SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE

Each party has caused this Note to be issued as of the date first written above.

INVESTOR:

HH RSV-XVI HOLDINGS LIMITED a Cayman Islands company

By:	/s/ Colm O’Connell
Name: Colm O’Connell
Title: Director

SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE

EXHIBIT A

CONVERSION NOTICE

Garena Interactive Holding Limited (the “Company”)

1 Fusionopolis Place #17-10, Galaxis

Singapore 138522

Attention: General Counsel

[Date]

Dear Sirs,

We refer to the Convertible Promissory Note dated January 31, 2017 issued by the Company (the “Note”) to us. Capitalized terms used but not defined in this Conversion Notice shall have the meanings specified in the Note.

We hereby give you the Conversion Notice pursuant to Section 4 of the Note with the conversion particulars set out below:

(a)	the outstanding and unpaid Principal Amount of the Note to be converted: US$[●];

(b)	effective date of conversion: [●]

(c)	Conversion Price: US$[●] per share; and

(d) the name and address of Investor in whose name the Conversion Shares are to be delivered and registered in the Company’s register of members:

Name: [●]

Address: [●]

Please acknowledge receipt of this Conversion Notice by signing and returning the enclosed duplicate copy and deliver the following items pursuant to the Note at your earliest convenience:

i) a certified true copy of the register of members of the Company as of the date immediately after the conversion reflecting Investor’s ownership of the Conversion Shares;

ii) Transaction Documents amended as mentioned in Section 4(c)(iv);

iii) duly issued share certificates representing the Conversion Shares; and

iv) a check payable to Investor for any cash amounts payable pursuant to Section 4(c)(vi) of the Note in respect of any fraction of Conversion Shares, if any.

Please kindly deliver the above items to:

[●]

Attention: [●]

Address: [●]

Tel: [●]

Email: [●]

Yours faithfully,

On behalf of [●]
Name: [●]
Title: [●]

EXHIBIT B

ADJUSTMENTS

1.	In case the Company, at any time or from time to time, shall subdivide its outstanding Ordinary Shares into a greater number of shares (by any share split, share dividend or otherwise), the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, in case the Company, at any time or from time to time, shall combine its outstanding Ordinary Shares into a smaller number of shares (by any reverse share split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section 2 below by reason thereof.

2.	If, the Company, at any time or from time to time, shall effect any capital reorganization, reclassification, recapitalization or statutory exchange of the shares of the Company in such a way that holders of Ordinary Shares shall be entitled to receive shares, securities or assets in exchange for Ordinary Shares (in each case other than an Internal Restructuring) (a “Reorganization”), then, lawful and adequate provisions shall be made whereby the Investor shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Voting Ordinary Shares immediately theretofore receivable upon the full conversion of any unpaid and unconverted Principal Amount then remaining outstanding, such shares, securities or assets as may be issued or payable in exchange for a number of outstanding Voting Ordinary Shares equal to the number of Voting Ordinary Shares immediately theretofore receivable for such full conversion of such unpaid and unconverted Principal Amount remaining outstanding had such Reorganization not taken place.

3.	Prior to the IPO, except as provided in Section 4 below and except in the case of an event described in Sections 1 or 2 above, if the Company shall issue or sell, or is, in accordance with this Section 3, deemed to have issued or sold, any new Ordinary Share for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (the “Pre-Adjustment Conversion Price”), then, upon such issuance or sale (or deemed issuance or sale), the Conversion Price shall be determined as follows:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

WHERE:

NCP = the new Conversion Price,

OCP = the Pre-Adjustment Conversion Price,

OS = the total outstanding Ordinary Shares immediately before the issuance or sale of the new Ordinary Shares plus the total Ordinary Shares issuable upon conversion of all the outstanding Preference Shares and Seed Preferred Shares and exercise of outstanding Options and Convertible Securities,

NP = the total consideration received for the issuance or sale of the new Ordinary Shares, and

NS = the number of new Ordinary Shares issued or sold.

For purposes of this Section 3, the following shall also be applicable:

(i)	Issuance of Rights or Options

If the Company at any time or from time to time, shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Ordinary Shares or any shares or security convertible into or exchangeable for Ordinary Shares (such warrants, rights or options being called “Options” and such convertible or exchangeable shares or securities being called “Convertible Securities”), in each case for consideration per share (determined as provided in this paragraph and in Section 3(v) below) less than the Conversion Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of Ordinary Shares issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of Ordinary Shares deemed to have been so issued. Except as otherwise provided in Section 3(iii) below, no adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Shares or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Ordinary Shares upon conversion or exchange of such Convertible Securities.

(ii)	Issuance of Convertible Securities

If the Company at any time or from time to time, shall in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section 3(v) below) less than the Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of Ordinary Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of Ordinary Shares deemed to have been so issued; provided, that (1) except as otherwise provided in Section 3(iii) below, no adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Shares upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii)	Change in Option Price or Conversion Rate

If, at any time or from time to time, there shall occur a change in (A) the maximum number of Ordinary Shares issuable in connection with any Option referred to in Section 3(i) above or any Convertible Securities referred to in Section 3(i) or Section 3(ii) above, (B) the purchase price provided for in any Option referred to in Section 3(i) above, (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 3(i) or Section 3(ii) above or (D) the rate at which Convertible Securities referred to in Section 3(i) or Section 3(ii) above are convertible into or exchangeable for Ordinary Shares (in each case, other than in connection with an event described in Section 4 below), then the Conversion Price in effect at the time of such event shall be readjusted to the relevant Conversion Price that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of Ordinary Shares deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or sold or been issued or sold at such higher price, as the case may be.

(iv)	Share Dividends

If the Company, at any time or from time to time, shall declare or make, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or make any other distribution upon any shares of the Company payable in Ordinary Shares, Options or Convertible Securities, any Ordinary Shares, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, the Conversion Price will be adjusted pursuant to this Section 3; provided, that no adjustment shall be made to the conversion price as a result of such dividend or distribution if the holders of the Note are entitled to, and do, receive such dividend or distribution in accordance with Article 12 of the Articles; and, provided, further, that if any adjustment is made to the Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the Conversion Price shall be appropriately readjusted to the Conversion Price that would have been in effect had such dividend not been declared.

(v)	Consideration for Shares

If the Company, at any time or from time to time, shall issue or sell, or is deemed to have issued or sold, any Ordinary Shares for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Company therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 3(i) or Section 3(ii) above, as appropriate) as determined in good faith by the board of directors of the Company. In case any Ordinary Shares shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Company (the “Board”) shall be deemed to be the fair value of such consideration received or to be received by the Company (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 3(i) or Section 3(ii) above, as appropriate) as determined in good faith by the Board and the holders of a majority of the Series A Preference Shares then outstanding. In case any Options shall be issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board and the holders of a majority of the Series A Preference Shares then outstanding.

(vi)	Record Date

If the Company, at any time or from time to time, shall take a record of the holders of its Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the granting of such right of subscription or purchase, as the case may be.

(vii)	Treasury Shares

The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company; provided, that the disposition of any such shares shall be considered an issuance or sale of Ordinary Shares for the purpose of this Section 3.

(viii)	Other Issuances or Sales

In calculating any adjustment to the Conversion Price pursuant to this Section 3: any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise, conversion or exchange thereof of an indeterminable number of Ordinary Shares shall (together with the Ordinary Shares issuable upon exercise, conversion or exchange thereof) be disregarded; provided, that at such time as the number of Ordinary Shares issuable upon exercise, conversion or exchange of such Options or Convertible Securities becomes determinable, the Conversion Price shall be adjusted as provided in Section 3(iii) above.

4.	Certain Issues or Transfer Excepted

Anything in this Note to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price in the case of the issuance or transfer of (i) Ordinary Shares upon conversion of this Note, the Preference Shares or the Seed Preferred Shares; (ii) Ordinary Shares or other awards to acquire Ordinary Shares under the Employee Option Plan and any other employee incentive plan of the Company and/or outside of the Employee Option Plan as approved in accordance with the Investor Rights Agreement and the Articles, or (iii) any Ordinary Shares issued by the Company in exchange for the assets or shares of another Person in connection with the acquisition of such Person by the Company, whether by merger, purchase of all or substantially all of the assets of such Person, or otherwise, which acquisition has been approved in accordance with the Articles and the Investor Rights Agreement.

Capitalized terms used in this Exhibit B but not defined herein have the meanings given to them in the Investor Rights Agreement.

EXHIBIT C

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Convertible Promissory Note dated as of January 31, 2017 (as may be amended, restated or otherwise modified form time to time, the “Note”) by and between Garena Interactive Holding Limited, a company limited by shares incorporated in the Cayman Islands (the “Company”) and HH RSV-XVI Holdings Limited, a Cayman Islands company (“Investor”), and in consideration of the Note [purchased]/[acquired] by the Transferee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Note. By the execution of this Joinder Agreement, the Transferee agrees as follows:

1. Acknowledgment. Transferee acknowledges that Transferee is acquiring [[●] in Principal Amount of] the Note and the rights, interests and obligations thereunder from [name of transferor] (the “Transferor”), subject to the terms and conditions of the Note (the “Transfer”).

2. Agreement. Immediately upon the Transfer, Transferee (i) agrees that the Transferee shall be bound by and subject to the terms of the Note applicable to the Transferor, and (ii) hereby adopts the Note and shall have all of the rights and obligations of the “Investor” thereunder with the same force and effect as if Transferee were originally a party thereunder in the capacity of the Investor and agrees to duly and punctually perform and discharge all liabilities and obligations whatsoever from time to time to be performed or discharged by Transferee under or by virtue of the Note in all respects as if named as a party therein. The Transferee hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Note.

3. Notice. Any notice required or permitted by the Note shall be given to Transferee at the address listed beside Transferee’s signature below.

4. Joinder Agreement to be Construed in Conjunction with Agreement. This Joinder Agreement shall hereafter be read and construed in conjunction and as one document with the Note and references in the Note to “the Note” or “this Note”, and references in all other instruments and documents executed thereunder or pursuant to the Note, shall for all purposes refer to the Note incorporating and as supplemented by this Joinder Agreement. Except to the extent that it is expressly amended by this Joinder Agreement, the Note and all other documents or instruments executed pursuant to, or in connection with, the Note shall remain in full force and effect.

5. Governing Law. This Joinder Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without reference to its conflict of laws principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                 ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices: